Exhibit 99.1

Phase II Clinical Trials of KOS-862 (Epothilone D) Initiated

Hayward, CA – December 8, 2003 – Kosan Biosciences Incorporated (Nasdaq: KOSN) announced today the start of multi-center Phase II clinical trials within the Kosan and Roche partnership to evaluate the efficacy of KOS-862 (Epothilone D) as a monotherapy for colorectal, non-small cell lung (NSCLC) and metastatic breast cancers. KOS-862 will be administered weekly for three of four weeks at a dose of 100 mg/m2.

“These multiple Phase II monotherapy clinical trials are designed to evaluate the antitumor activity and clinical benefit of KOS-862. In addition to these trials, the Kosan and Roche partnership will evaluate KOS-862 in Phase Ib combination studies with Gemzar®, Paraplatin®, Herceptin®, and Xeloda®,” said Robert G. Johnson, Jr., M.D., Ph.D., Senior Vice President, Medical Affairs and Corporate Development and Chief Medical Officer, Kosan Biosciences.

Data related to the safety and tolerability of KOS-862, as well as preliminary evidence of antitumor activity from two Phase I clinical trials of KOS-862, including data from the recommended Phase II dose, were presented at the AACR-NCI-EORTC International Conference. The two posters were: “Phase I Dose Escalating and Pharmacokinetic (PK) Study of KOS-862 (Epothilone D): Phase II Dose and Schedule Defined” (abstract #A248) and “A Phase I Study to Determine the Safety and Pharmacokinetics of Continuous Intravenous Administration of KOS-862 (Epothilone D) in Patients with Solid Tumors” (abstract #A261).

KOS-862, partnered with Roche under a global development and commercialization agreement, is one of Kosan’s two lead oncology programs. KOS-862 is a polyketide that inhibits cancer cells by the same mechanism as paclitaxel, and in preclinical models was shown to be effective against paclitaxel-resistant tumors.

Under the collaboration agreement between Kosan and Roche, Roche has the worldwide exclusive right to market and sell KOS-862 and epothilone D analogs owned by or licensed to Kosan for the treatment of cancer, and Kosan will co-develop and has the right to co-promote its epothilone D products in the U.S. for the treatment of cancer.

About Kosan

Kosan Biosciences has two lead clinical programs: KOS-862 and 17-AAG. Both compounds are derived from an important class of natural products known as polyketides. KOS-862 (Epothilone D) is in Phase II clinical trials and is partnered with Roche in a global development and commercialization agreement. 17-AAG is being evaluated in multiple Phase I and Phase Ib studies in collaboration with the National Cancer Institute (CTEP). 17-AAG is a polyketide inhibitor of Hsp 90 and interrupts several biological processes implicated in cancer cell growth and survival. By applying its gene engineering technologies to generate proprietary polyketide analogs and by increasing the production yields, Kosan has created a pipeline of product candidates for cancer, as well as for infectious disease and other therapeutic areas. For additional information on Kosan Biosciences, please visit the company’s website at http://www.kosan.com.

All trademarks used or mentioned in this release are legally protected.

This press release contains “forward-looking” statements, including statements related to the development and potential efficacy of KOS 862 (Epothilone D) in the treatment of cancer and planned additional Phase Ib clinical trials of KOS-862. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Kosan’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

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